Exhibit 99.1

GETTY IMAGES ANNOUNCES FINANCIAL GUIDANCE FOR 2005 AND

REAFFIRMS 2004 GUIDANCE

NEW YORK – December 9, 2004 – Getty Images, Inc. (NYSE: GYI), the world’s leading imagery company, today announced its financial guidance for 2005 as part of its 2004 Analyst Day in New York City. For 2005, the company expects revenue growth of 12 to 14 percent, resulting in annual revenue of approximately $690 million to $700 million. The company expects an operating margin of approximately 30 percent and diluted earnings per share for 2005 of $2.05 to $2.15.

The company also reaffirmed guidance for the full year of 2004, with revenue of approximately $615 million and diluted earnings per share of approximately $1.70.

The above guidance for 2004 and 2005 assumes consummation, by year end, of the company’s offer to exchange up to $265.0 million aggregate principal amount of its newly issued 0.5% Convertible Subordinated Debentures, Series B due 2023 for an equal amount of its outstanding 0.5% Convertible Subordinated Debentures due 2023. If the exchange offer is not consummated, the company would expect diluted earnings per share for 2005 to be $1.94 to $2.04 and for 2004 to be approximately $1.61.

Guidance for 2005 does not include costs related to the expensing of stock-based compensation, which is expected to become mandatory in mid-2005 based on the Financial Accounting Standards Board issuing its final statement.

Webcast information

The Analyst Day will begin at 8:30 a.m. Eastern Standard Time this morning. A live webcast of the Analyst Day presentations can be accessed from the Investors page in the About Us section of the Getty Images Web site at www.gettyimages.com. The webcast will be archived on the Getty Images Web site and will be available until December 9, 2005.

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, assumptions and projections about Getty Images and its industry as of the time the statements are made. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause our actual results to differ materially from our past performance and our current expectations, assumptions and projections. Differences may result from actions taken by the company as well as from risks and uncertainties beyond the company’s control. These risks and uncertainties include, among others, the risks associated with currency fluctuations, changes in the economic, political, competitive and technological environments, and the risks associated with system security, upgrades, updates and service interruptions. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the reports filed by Getty Images with the Securities and Exchange Commission, in particular our Form 10-Q for the quarter ended September 30, 2004 and Annual Report on Form 10-K for the year ended December 31, 2003. Except as required by law, Getty Images undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or other events.

About Getty Images

Getty Images is the world’s leading imagery company, creating and providing the largest and most relevant collection of still and moving images to communication professionals around the globe. From news and sports photography to contemporary and archival imagery, Getty

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Getty Images, Inc.

December 9, 2004

Images’ products are found each day in newspapers, magazines, advertising, films, television, books and Web sites. Gettyimages.com is the first place customers turn to search, purchase and download powerful imagery. Seattle-headquartered Getty Images is a global company with customers in more than 100 countries.

Contacts:

Investors:	Media:
Jim Epes	Deb Trevino
Vice President, Investor Relations	Vice President, Communications
206.925.6930	206.925.6474
jim.epes@gettyimages.com	deb.trevino@gettyimages.com